Filed Pursuant to Rule 433
Issuer Free Writing Prospectus Supplementing
the Preliminary Prospectus Supplement
dated November 8, 2011 and the Prospectus
dated November 8, 2011
Registration No. 333-177811
November 8, 2011
PRICING TERM SHEET

3.25% Senior Notes due 2021

Issuer:	Halliburton Company

Security:	3.25% Senior Notes due 2021

Size:	$500,000,000

Pricing Date:	November 8, 2011

Settlement Date:	November 14, 2011

Maturity Date:	November 15, 2021

Coupon:	3.25%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2012

Interest Payment Record Dates:	May 1 and November 1

Price to Public:	99.670%

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Price:	100-10

Benchmark Treasury Yield:	2.089%

Spread to Benchmark Treasury:	+ 120 bps

Yield:	3.289%

Optional Redemption:	At any time before August 15, 2021 (three months prior to maturity), make-whole call at the greater of par or a discount rate of Treasury plus 20 bps

At any time on or after August 15, 2021 (three months prior to maturity), at par

CUSIP:	406216 AZ4

ISIN:	US406216AZ40

Denominations/Multiple:	$2,000 x $1,000

Anticipated Ratings* (Moody’s/S&P):	A2 (stable) / A (negative)

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	DnB NOR Markets, Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Scotia Capital (USA) Inc.
Standard Chartered Bank
SMBC Nikko Capital Markets Limited

4.50% Senior Notes due 2041

Issuer:	Halliburton Company

Security:	4.50% Senior Notes due 2041

Size:	$500,000,000

Pricing Date:	November 8, 2011

Settlement Date:	November 14, 2011

Maturity Date:	November 15, 2041

Coupon:	4.50%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2012

Interest Payment Record Dates:	May 1 and November 1

Price to Public:	99.494%

Benchmark Treasury:	4.375% due May 15, 2041

Benchmark Treasury Price:	123-27

Benchmark Treasury Yield:	3.131%

Spread to Benchmark Treasury:	+140 bps

Yield:	4.531%

Optional Redemption:	At any time before May 15, 2041 (six months prior to maturity), make-whole call at the greater of par or a discount rate of Treasury plus 25 bps

At any time on or after May 15, 2041 (six months prior to maturity), at par

CUSIP:	406216 BA8

ISIN:	US406216BA89

Denominations/Multiple:	$2,000 x $1,000

Anticipated Ratings* (Moody’s/S&P):	A2 (stable) / A (negative)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	DnB NOR Markets, Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Scotia Capital (USA) Inc.
Standard Chartered Bank
SMBC Nikko Capital Markets Limited
Additional information relating to the Senior Notes due 2021 and Senior Notes due 2041 (collectively, the “Senior Notes”): Estimated net proceeds to Halliburton Company from the offering of the Senior Notes will be approximately $988 million, after deducting underwriting discounts and estimated expenses relating to the offering.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or RBS Securities Inc. toll-free at 1-866-884-2071.